EXHIBIT 10.17

STATE OF GEORGIA

COUNTY OF GWINNETT

EXECUTIVE BENEFIT SUBSTITUTION AGREEMENT

This agreement is entered into as of the 27th day of April, 2001, by and between Scientific-Atlanta, Inc. (the “Company”) and James F. McDonald (the “Participant”).

WITNESSETH:

WHEREAS, Participant is employed in an executive position with the Company; and

WHEREAS, the Board of Directors of the Company has adopted that certain Scientific-Atlanta Supplemental Executive Retirement Plan (the “SERP”) pursuant to an amended and restated plan document dated June 14, 2000; and

WHEREAS, the Participant and the Company have determined and hereby acknowledge that as of December 31, 2000, Participant had accrued under the SERP the right to receive a retirement benefit payable according to various options set forth in the SERP including, without limitation, a single lump sum payment in the amount of Six Million and no/100 Dollars ($6,000,000.00) (the “Accrued SERP Benefit”); and

WHEREAS, the Participant and the Company desire for the Company to provide certain assistance to The McDonald Family Insurance Trust under agreement dated April 20, 2001 (the “Owner”) in purchasing certain life insurance policies insuring the lives of Participant and his spouse, in substitution for Participant’s Accrued SERP Benefit; and

WHEREAS, the Company and the Owner have entered into that certain “Split Dollar Agreement” of even date herewith for the purchase of certain life insurance policies identified therein (the “Policies”).

NOW, THEREFORE, in consideration of the premises, the promises herein contained, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    The Company shall remit the scheduled premiums on the Policies as set forth in the Split Dollar Agreement. Upon the payment by the Company of each life insurance premium pursuant to the Split Dollar Agreement, Participant will be deemed to have waived and released a portion of the Accrued SERP Benefit, and the Accrued SERP Benefit shall be reduced by an amount equal to

•	the total premiums paid by the Company, plus

•	interest on all premiums paid at the rate of five percent (5.00%) per annum, compounded annually from the date of the premium payment, less

•	the cash surrender value of the Policies on the date of such premium payment, less

•	the aggregate amount of SERP reductions pursuant to this agreement prior to the date of such premium payment.

2.    In the event that the Split Dollar Agreement is terminated prior to the earlier of (a) the payment of the last scheduled premium under the Split Dollar Agreement or (b) Participant’s retirement (as defined in the SERP), the Participant will be deemed to have waived and released a portion of the Accrued SERP Benefit, determined as follows:

•	the total premiums paid by the Company, plus

•	interest on all premiums paid at the rate of five percent (5.00%) per annum, compounded annually from the date of the premium payment, less

•	the cash actually received by the Company as a result of the termination of the Split Dollar Agreement, less

•	the aggregate amount of SERP reductions pursuant to this agreement prior to the date of such termination.

Thereafter, neither party to this agreement shall have any further obligation hereunder.

3.    If the Split Dollar Agreement is not terminated as set forth above, then Participant will be deemed to have waived and released the entirety of the Accrued SERP Benefit, and the Accrued SERP Benefit shall be reduced to zero, upon the earliest to occur of: (a) an agreement between the Company and the Owner to change the premium payment schedule under the Split Dollar Agreement in any way that results in the last scheduled premium being paid earlier than as currently set forth in the Split Dollar Agreement; (b) the payment of the last scheduled premium under the Split Dollar Agreement or (c) Participant’s retirement (as defined in the SERP).

4.    Participant reserves his rights to, and this agreement shall neither reduce nor otherwise have any effect upon, any benefits accrued or accruing to the benefit of Participant under the SERP other than the Accrued SERP Benefit including, without limitation, any benefit accruing on or after January 1, 2001.

5.    This agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not otherwise be terminated except as provided herein.

6.    This agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and to Participant, his heirs, successors and assigns.

7.    Any notice, consent, or demand required or permitted to be given under the provisions of this agreement must be in writing, and must be signed by the party giving or making the same. if such notice, consent or demand is mailed to a party hereto, it shall be sent by united states certified mail, postage prepaid, addressed to such party’s last known address. the date of such mailing shall be deemed the date of notice, consent, or demand.

8.    This agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the state of Georgia.

IN WITNESS WHEREOF, the parties hereto have executed this agreement, in duplicate, as of the day and year first above written.

Company: SCIENTIFIC-ATLANTA, INC.

By:	/S/ BRIAN C. KOENIG
Brian C. Koenig Senior Vice President Human Resources
Participant:

/S/ JAMES F. MCDONALD
James F. McDonald